EXHIBIT 10.7
Summary of Executive Bonus Arrangements
(For Fiscal 2006)
I.	Bonus Structure
•	For the current year bonus, an executive’s on-target bonus objective is approved each year by the compensation committee. Achievement of the bonus is based on four, equally-weighted performance goals: 25% revenue (growth initiatives only), 25% Profit, 25% Cash (cash flow from operating and investing activities before changes in working capital), 25% MBO (individual performance objectives); provided, however, that if the growth revenue objective is not achieved at the 80% threshold level, the other three objectives will be paid to a maximum of 50% of the target amounts.
o	Financial Bonus Component split by quarter: 20% for each of the first three fiscal quarters and 40% for the fourth quarter, in each case on a year-to-date basis.

o	2-break Financial Bonus formula:

	% of Bonus
	up to 1st	1st Break	% of Bonus up to	2nd Break	% of Bonus up to	% of Bonus at and
	Break	Point	2nd Break	Point	100% of Plan	after 100%
Revenue	0%	80% of Plan	15% + 2.5% for each	90% of Plan	60% + 2.5% for each	100% + 1.0% for each
			1% over 80%		1% over 90%	1% over 100%

Profit	0%	95% of Plan	15% + 10.0% for each	97.5% of Plan	60% + 10.0% for each	100% + 1.0% for each
			1% over 95%		1% over 97.5%	1% over 100%

Cash	0%	90% of Plan	15% + 5.0% for each	95% of Plan	60% + 5.0% for each	100% + 1.0% for each
			1% over 90%		1% over 95%	1% over 100%
o	MBOs are annual, tied to the Company’s growth initiatives and consist of 1-6 objectives per executive, negotiated and agreed between the Chief Executive Officer and executive based on the approved budget and business plan. The Chief Executive Officer’s MBOs are the sum of the individual executives’ MBOs.
•	Long-Term Bonus Pool for the three subsequent fiscal years (1/3 each) = current year bonus as actually earned up to bonus pool of 40% of the on-target current year bonus. Additional bonus pool dollars are added at the rate of $1 per $2 of overachievement of the Profit target up to maximum of 100% of the actual current year bonus.
o	Long-Term Bonus payouts for each of the three years are tied to the 5-year revenue plan (including acquisitions).
o	Long-Term Bonus award formula: <75% of target gets 75% of plan (floor); 75-100% gets 75% + 1% for each 1% over 75%; 100-125% gets

100% + 1% for each 1% over 100%; 125-150% gets 150% + 2% for each 1% over 125%; >150% gets 200% (cap).
o	Payout in three annual installments following each of the three performance periods. One-half of the floor amount is paid in common stock, valued at the time of payment, and the remainder is paid in cash.
•	Long-term bonus pool payouts from fiscal 2003, 2004 and 2005 are in their payout phase. Their respective performance criteria are cash from operating and investing activities before changes in working capital, earnings per share and revenue. These awards are payable entirely in cash.
II.	Miscellaneous Provisions
•	If an executive’s employment is terminated for any reason, the executive forfeits all rights to any current year bonus for the fiscal quarter in which the termination occurs and subsequent fiscal quarters and forfeits all rights to any long-term bonus not yet paid.

•	These compensation arrangements do not give any executive any right to be retained in the employment of the Company and do not affect the right of the Company to terminate, with or without cause, any executive’s employment at any time.

•	The Company has the right to withhold from any compensation payable to an executive, or to cause the executive (or the executor or administrator of his or her estate or his or her distributee) to make payment of, any federal, state, local, or foreign taxes required to be withheld with respect to any payment.

•	The Company may amend, alter, suspend or discontinue the compensation arrangements, as it shall from time to time consider desirable.

•	In limited circumstances, the Chief Executive Officer, in consultation with the compensation committee, may approve limited exceptions to the terms of the bonus plans.